Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT:
Robert R. Foley	Heidi Gillette
Chief Financial Officer	Investor Relations
Gramercy Capital Corp.	Gramercy Capital Corp
(212) 297-1000	(212)5297-1000

Gramercy Capital Corp. and SL Green Realty Corp. Announce
Acquisition of Fee Interest of 2 Herald Square

New York, NY, April 19, 2007 — Gramercy Capital Corp. (NYSE: GKK) and SL Green Realty Corp. (NYSE: SLG) today announced they have formed a joint venture and have acquired the fee interest in 2 Herald Square, a 354,400 square foot office and retail property located at 1328 Broadway in New York City.  The fee interest, which is subject to a long-term operating lease, was purchased for $225.0 million.

The investment was made in connection with Sitt Asset Management’s acquisition of the leasehold interest in 2 Herald Square, which comprises an 11-story mixed-use building containing over 128,500 square feet of prime retail space with frontage on Broadway and Avenue of the Americas, and a 149-car underground parking garage.  Currently, 2 Herald Square is 96.4% occupied by tenants including Victoria’s Secret, H&M, and Publicis USA.  Sitt leases the site from the Gramercy/SL Green joint venture for a term of 70 years.  Sitt has invested over $275 million in cash equity to acquire its leasehold interest.

This transaction is the latest in a series of net lease investments undertaken by Gramercy as joint ventures with SL Green, including One Madison Avenue, a 1.2 million square foot office building on Madison Square Park leased to Credit Suisse, and 55 Corporate Drive, a 670,000 square foot office building in Bridgewater, New Jersey leased to Sanofi-Aventis.  Gramercy will own 45% of the Herald Square joint venture; SL Green will own the remaining 55%.  The joint venture financed its acquisition with a $191.25 million, 10-year fixed rate loan provided by an affiliate of Goldman, Sachs & Co.

Andrew Mathias, Chief Investment Officer of Gramercy Capital Corp. and SL Green, stated: “Our success in Manhattan is due to our extensive network in the real estate community, and our proven ability to creatively structure value-add situations for buyers, sellers and co-investors.  In this acquisition, we connected with Sitt Asset Management, a savvy New York City real estate investor with which SL Green has transacted on several occasions, and devised and executed a transaction in which the joint venture and Sitt were able to accommodate tax-free 1031 exchanges.  We believe this acquisition in particular will deliver secure debt-like returns with the potential for equity upside.”

About Gramercy Capital Corp.

Gramercy Capital Corp. is a commercial real estate specialty finance company that focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities, and net lease investments involving commercial properties throughout the United States. Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG). Gramercy is headquartered in New York City and has a regional investment office in Los Angeles, California.

To review Gramercy’s latest news releases and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

About SL Green Realty Corp.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche.  As of March 1, 2007, the Company owned 33 New York City office properties totaling approximately 24 million square feet, making it New York’s largest office landlord. In addition, SL Green holds investment interests in Manhattan retail properties totaling approximately 300,000 square feet at eight properties, along with ownership of 24 suburban assets totaling 3.6 million square feet in Westchester County and Connecticut.

To be added to SL Green’s distribution list or to obtain the latest news releases and other SL Green information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-looking Information

This press release contains forward-looking information based upon each company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing either  company’s investments, and other factors, which are beyond either company’s control. Neither company undertakes any obligation to publicly update or revise any of the forward-looking information. For further information, please refer to each company’s filings with the Securities and Exchange Commission.

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